Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2016, with respect to the consolidated financial statements and schedule, and internal control over financial reporting included in the Annual Report of SL Industries, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SL Industries, Inc. and subsidiaries on Forms S-8 (File No. 333-196403, File No. 333-175908, File No. 333-153026, File No. 333-73407, File No. 333-53274, File No. 333-00269, File No. 033-65445, and File No. 033-63681).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 15, 2016